Exhibit 99.1

Schlumberger Announces First Quarter 2005 Results

NEW YORK, April 26, 2005 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2005 operating revenue of $3.16 billion versus $3.07 billion in the fourth quarter of 2004, and $2.67 billion in the first quarter of last year. Income from continuing operations before charges and credits was $390 million, or $0.65 per share-diluted, versus $0.59 in the previous quarter and $0.44 in the first quarter of last year. Income from continuing operations was $0.87 per share-diluted versus $0.59 in the previous quarter and $0.18 in the first quarter of last year.

Net income, including discontinued operations, was $523 million or $0.86 per share-diluted, representing an increase of 56% compared to $0.55 per share-diluted in the previous quarter and $0.37 per share-diluted in the first quarter of last year.

Oilfield Services revenue of $2.78 billion increased 2% sequentially and 18% compared to the same quarter of last year. Pretax business segment operating income of $559 million increased 16% sequentially and 32% year-on-year.

WesternGeco revenue of $378 million increased 14% sequentially and 21% year-on-year. Pretax business segment operating income of $64 million increased 48% sequentially and 89% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Increasing activity levels around the world reflect the growing response to the current narrow margin of excess production capacity.

While almost all areas of the world showed improvement, activity and pricing in North America were particularly strong, driven, in part, by exceptionally high activity in Canada. Russia produced a remarkable performance with strong monthly sequential growth throughout the quarter as Yuganskneftegaz resumed activity. WesternGeco had good Multiclient revenue in the quarter and increased Marine utilization.

Activity and pricing both contributed to record pretax operating margins at both Oilfield Services and WesternGeco.

Absent any sharp drop in demand due to an economic recession, industry growth is set to continue. The need for technology and the geographical extent of the supply response to today’s lack of excess capacity play to the strengths of Schlumberger.”

Other Events:

•	During the quarter, Schlumberger sold its facility in Montrouge, France, for €173.5 million ($230 million). The gain related to this sale was $146 million, or $0.24 per share. The sale of the Montrouge facility completes the restructuring and refocusing of the Schlumberger business announced two years ago.

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•	As part of the 15 million-share buy-back program, Schlumberger has already repurchased 6.2 million shares for a total amount of $393 million.

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Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)
	Three Months
For Periods Ended March 31	2005	2004(6)
Operating revenue	$3,159,111	$2,672,968
Interest and other income(1)	188,553	24,660
Expenses
Cost of goods sold and services(2)	2,405,132	2,121,067
Research & engineering	121,220	109,800
Marketing	10,062	8,710
General & administrative	85,422	76,262
Debt extinguishment costs(3)	—	77,482
Interest (4)	46,562	142,773

Income from Continuing Operations before taxes and minority interest	679,266	161,534
Taxes on income(2) (4)	137,696	45,826

Income from Continuing Operations before minority interest	541,570	115,708
Minority interest	(17,133)	(8,270)

Income from Continuing Operations	524,437	107,438
Income (Loss) from Discontinued Operations	(1,028)	112,848

Net Income	$523,409	$220,286

Diluted Earnings Per Share
Income from Continuing Operations	$0.87	$0.18
Income from Discontinued Operations	—	0.19

Net Income(7)	$0.86	$0.37

Average shares outstanding	589,333	587,738
Average shares outstanding assuming dilution(8)	613,765	592,755
Depreciation & amortization included in expenses(5)	$328,465	$325,610

1)	Includes interest income of $19 million in the first quarter of 2005 and $14 million in the first quarter of 2004.

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The first quarter of 2005 includes a pretax and after-tax gain of $146 million ($0.24 per share) on the sale of the Montrouge facility.

The first quarter of 2004 includes a pretax and after-tax loss of $14 million ($0.02 per share) on the sale of Atos Origin shares.

2)	The first quarter of 2005 includes real estate related pretax charges of $12 million ($11 million after-tax, $0.02 per share).

The first quarter of 2004 includes a pretax charge of $20 million ($14 million after-tax, $0.02 per share) related to the restructuring program in the United States.

3)	The first quarter of 2004 includes a pretax and after-tax charge of $77 million ($0.13 per share) related to the repurchase of UK Pound and Euro denominated Bonds.

4)	The first quarter of 2004 includes a pretax charge of $73 million ($46 million after-tax, $0.08 per share) relating to US interest rate swaps.

5)	Including Multiclient seismic data costs.

6)	Restated for discontinued operations.

7)	Amounts may not add due to rounding.

8)	2004 excludes the effect of the convertible debentures, as to do so would be anti-dilutive.

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Condensed Balance Sheet (Unaudited)

		(Stated in thousands)
	Mar. 31, 2005	Dec. 31, 2004
Assets
Current Assets
Cash and short-term investments	$3,040,024	$2,997,425
Other current assets	4,458,798	3,997,145
Assets held for sale (1)	—	65,179

	7,498,822	7,059,749
Fixed income investments, held to maturity	228,750	203,750
Fixed assets	3,774,730	3,761,729
Multiclient seismic data	309,783	346,522
Goodwill	2,798,186	2,789,048
Other assets	1,792,539	1,839,979

	$16,402,810	$16,000,777

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,028,360	$2,980,790
Estimated liability for taxes on income	930,745	858,785
Bank loans and current portion of long-term debt	622,249	715,872
Dividend payable	124,611	111,136
Liabilities held for sale (1)	—	34,617

	4,705,965	4,701,200
Long-term debt	3,946,058	3,944,180
Postretirement benefits	691,653	670,765
Other liabilities	145,580	151,457

	9,489,256	9,467,602
Minority interest	436,296	416,438
Stockholders’ Equity	6,477,258	6,116,737

	$16,402,810	$16,000,777

(1)	Assets and liabilities held for sale at December 31, 2004 represent the gross assets and liabilities of the Essentis, Payphones and Global businesses.

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Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that “net debt” provides useful information regarding the level of Schlumberger’s indebtedness. Details of the net debt follow:

(Stated in millions)
Three Months	2005
Net Debt, beginning of period	$(1,459)
Income from continuing operations	524
Excess of equity income over dividends received	(24)
Charges and credits, net of tax	(134)
Depreciation and amortization	328
Increase in working capital requirements	(370)
Capital expenditures	(331)
Dividends paid	(110)
Proceeds from employee stock plans	52
Proceeds from business divestitures	25
Stock repurchase program	(73)
Proceeds from the sale of Montrouge facility	230
Other	14
Translation effect on net debt	28

Net Debt, end of period	$(1,300)

	(Stated in millions)
Components of Net Debt	Mar. 31, 2005	Dec. 31, 2004
Cash and short-term investments	$3,040	$2,997
Fixed income investments, held to maturity	228	204
Bank loans and current portion of long-term debt	(622)	(716)
Long-term debt	(3,946)	(3,944)

	$(1,300)	$(1,459)

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this First Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)
	First Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$679.3	$137.7	$(17.1)	$524.5
Add back Charges & Credits:
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)
- Real estate related charges	12.1	0.8	—	11.3

Income from Continuing Operations before charges & credits	$545.7	$138.5	$(17.1)	$390.1

Continuing operations before charges and credits
Diluted Earnings per Share				$0.65

	First Quarter 2004
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$161.5	$45.8	$(8.3)	$107.4
Add back Charges:
- Debt extinguishment costs	77.5	—	—	77.5
- Loss recognized on interest-rate swaps	73.6	27.2	—	46.4
- Loss on sale of Atos Origin shares	14.3	—	—	14.3
- Restructuring program charge	19.5	5.5	—	14.0

Income from Continuing Operations before charges & credits	$346.4	$78.5	$(8.3)	$259.6

Continuing operations before charges
Diluted Earnings per Share				$0.44

There were no charges or credits recorded in the fourth quarter of 2004

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Business Review (Unaudited)

	First Quarter
(Stated in millions)	2005(2)	2004(2)	% chg
Oilfield Services
Operating Revenue	$2,779	$2,359	18%
Pretax Operating Income(1)	$559	$423	32%

WesternGeco
Operating Revenue	$378	$313	21%
Pretax Operating Income(1)	$64	$34	89%

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.

2)	The first quarter of 2005 excludes a pretax gain of $146 million on the sale of the Montrouge facility and a pretax charge of $12 million related to real estate.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off, a pretax loss of $14 million on the sale of Atos Origin shares, a pretax charge of $77 million of debt extinguishment costs and a pretax charge of $20 million related to the restructuring program in the United States.

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Oilfield Services

First-quarter revenue of $2.78 billion was 2% higher sequentially but increased 18% year-on-year. Pretax operating income of $559 million increased 16% sequentially and grew 32% year-on-year.

Overall, sequential revenue increases were highest in the Canada, North Sea, Nigeria, West Africa and the Gulf GeoMarkets. Demand was particularly strong for Drilling & Measurements and Well Services technologies.

Robust year-on-year revenue growth was experienced across all regions with the Canada, US Land, Russia, Nigeria, the Gulf and India GeoMarkets posting the highest increases. By technology, all service segments recorded double-digit increases.

Pretax operating income recorded exceptional sequential growth driven by accelerating pricing and asset utilization levels in US Land and Canada; strengthening levels of activity in West Africa; and a more favorable mix of activity in Latin America.

In the quarter Schlumberger launched the Scope* family of Drilling & Measurements services for improved drilling performance and well placement. Scope services set new standards for reliability and data quality, and represent a step-change in LWD (logging-while-drilling) and MWD (measurements-while-drilling) technology. Customer benefits include higher efficiency and better answers with enhanced operational safety. The first three members of the Scope family of services are EcoScope* multifunctional LWD; StethoScope* formation pressure-while-drilling; and TeleScope* high-speed telemetry.

North America

Revenue of $868 million increased 2% sequentially and 20% year-on-year. Pretax operating income of $203 million increased 29% sequentially and 65% year-on-year.

The sequential revenue increase was primarily driven by Canada with maximum equipment and personnel utilization, higher pricing levels and increased demand for high-tier services. This revenue growth rate was partially reduced by the absence of any turnkey drilling operations as this activity was exited in the prior quarter.

The year-on-year revenue growth was mainly fueled by strong pricing gains in US Land and by Wireline and Well Services technologies with fracturing crews operating at near capacity.

The robust growth in pretax operating income was driven by improvements in pricing, particularly for Well Services and Wireline technologies, and activity ramp-up in US Land and Canada, coupled with much higher margins in the Gulf Coast—a consequence of the absence of turnkey drilling operations in the quarter.

During the quarter key technology solutions were deployed in the Area. In the Gulf of Mexico, Devon Energy achieved substantial savings and improved reserve analysis utilizing Schlumberger PowerDrive X5* rotary steerable and EcoScope LWD technologies. This tool configuration increased the rate of penetration and reduced the AFE (authorization for expenditure) drilling curve from 11 days to 6.5 days, while providing improved formation evaluation over a critical zone.

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In Canada, EnCana realized lowered production and capital costs by utilizing Schlumberger high-temperature Hotline* electrical submersible pumps in their Steam Assisted Gravity Drainage (SAGD) wells. These pumps have exceeded 500 days of continuous run time and have dropped the steam/oil ratio (SOR) in these fields by reducing bottomhole pressures.

Latin America

Revenue of $469 million declined 4% sequentially but was 19% higher year-on-year. Pretax operating income of $64 million increased 22% sequentially and 5% compared to the same quarter of last year.

Revenue in Mexico, while growing significantly year-on-year, fueled by large integrated projects, declined sequentially as the result of much lower levels of third-party managed services revenue associated with these projects.

Sequentially, lower activity in western Venezuela was partially offset by increased revenue from PDVSA in other areas. During the quarter, an important milestone was passed in reaching an agreement with PDVSA for moving forward to resolve issues related to the PRISA project. This agreement included a payment of a significant amount of the outstanding receivables, a framework for future activity on the project and for resolution of some past issues, including negotiation of outstanding receivables.

Sequential revenue growth in the Latin America South GeoMarket was due mainly to higher Well Completions & Productivity, Drilling & Measurements and Wireline activity in Brazil and Argentina, where the Repsol D-150 Integrated Project Management (IPM) operation reached the 100-well milestone.

The strong sequential pretax operating income improvement was experienced evenly across all the GeoMarkets with an improved drilling environment in the Venezuela/Trinidad/Tobago GeoMarket and a better revenue mix in the Mexico/Central America GeoMarket between Schlumberger technologies and third-party managed services.

A number of technology solutions were deployed across the Area. In Ecuador, Repsol performed a water shut-off operation resulting in reduced water production from 12,000 to 1,200 bpd. Based on interpretation by Schlumberger Data & Consulting Services, the client used SqueezeCRETE* cementing technology to achieve this success in an area where water re-injection costs are $0.46 per barrel.

Offshore Brazil, Petrobras deployed two new Schlumberger technologies to address the challenges of the deepwater environment. The MDT* Modular Formation Dynamics Tester tool, fitted with the new Extra Large Diameter probe, was successfully used to improve sampling efficiency in tight and unconsolidated heavy oil zones. Additionally, the Schlumberger advanced Light Weight Treatment Unit (LWTU) was deployed for Petrobras for the first time in conjunction with the CleanTest* platform for a deepwater well test where the LWTU successfully treated 305 bbl of water.

In Mexico, PEMEX awarded Schlumberger Data & Consulting Services a multi-year contract to support drilling operations for their Well Construction Center.

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Europe/CIS/West Africa

Revenue of $751 million increased 7% sequentially and 16% year-on-year. Pretax operating income of $124 million increased 16% both sequentially and year-on-year.

Sequential revenue growth was mainly driven by North Africa, Nigeria and West Africa with increases in Well Completions & Productivity, Wireline and Drilling & Measurements technologies. Activity was robust in the North Sea, particularly due to growth in Schlumberger Information Solutions and Well Completions & Productivity technologies. However, growth was somewhat offset by adverse weather early in the quarter.

In the Russia GeoMarket, activity grew significantly, driven by recovery of activity in Yuganskneftegaz that reached pre-September 2004 levels towards the end of the quarter. Increased demand for stimulation and cementing technologies and strengthening IPM operations were experienced across the GeoMarket. The demand for, and speed of, technology uptake remains strong.

Most GeoMarkets recorded double-digit revenue increases year-on-year, led by Nigeria with higher rig count spurring growth in Drilling & Measurements and Wireline technologies; in West Africa mainly from Well Completions & Productivity technologies; and in Continental Europe with stronger activity across all technologies.

The robust sequential growth in operating income was mainly in western Africa and Nigeria from increasing activity and pricing improvements combined with the resumption of activities late in the quarter for Yuganskneftegaz in Russia following shutdowns in the prior quarter.

Several key technologies were utilized across the Area. On the Norwegian Continental Shelf, Statoil used the StethoScope service—the new pressure while-drilling tool from the Scope family—in several fields, to save significant rig time and enable early production. Its flexibility enabled Statoil to run it in vertical and high-angle well deviations, high-pressure/high-temperature (HPHT) environments and in formations with both very low and high mobility.

The recently commercialized Schlumberger downhole fluid analysis module of the MDT Modular Formation Dynamics Tester was successfully run for ExxonMobil on an exploration well in Nigeria.

Middle East & Asia

Revenue of $668 million was flat sequentially but grew 19% year-on-year. Pretax operating income of $174 million declined 4% sequentially but increased 25% year-on-year.

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The flat sequential revenues, resulted from the revenue growth in the Thailand/Vietnam, East Africa and East Mediterranean, and the Gulf GeoMarkets, were offset by reduced deepwater activity in the Malaysia/Brunei/Philippines and Indonesia GeoMarkets.

Year-on-year revenue growth was led by the Malaysia/Brunei/Philippines GeoMarket with high demand for Well Completions & Productivity, Wireline and Drilling & Measurements technologies. Increased offshore exploration activity in India, start-up of Wireline services for PDO in Oman, and burgeoning gas activity in Qatar also contributed to this growth.

The sequential decline in operating income resulted from seasonal effects and from increased personnel costs associated with the preparation of new contracts and activity. These contracts will only take full effect in the coming quarters.

A number of key contracts were awarded in the Area. In Malaysia, PETRONAS Carigali awarded Schlumberger Data & Consulting Services field study contracts for their Erb West and Samarang brownfields. The work scope incorporates the new WesternGeco Well-Driven Seismic* technology to reprocess the complete 3D cube for the Erb West field, as well as extensive use of Petrel* geomodeling and ECLIPSE* simulation software. Full-field, multi-disciplinary reviews will be performed with a focus on production enhancement and optimization, leading to opportunities for Well Services and Well Completions & Productivity technology deployment.

In the Gulf, Saudi Aramco placed an order for 47 permanent quartz gauge systems with Schlumberger Well Completions & Productivity. All systems are to be delivered between February and September 2005. This award increases Schlumberger permanent monitoring activities in Saudi Arabia.

In Malaysia, Murphy Oil Corporation awarded Schlumberger the completions and well testing work worth $75 million for their upcoming Kikeh development.

Highlights

•	Schlumberger Information Solutions launched the latest release of Petrel PC-based workflow technology. This new release enables geophysicists, geologists and reservoir engineers to work across domains using an integrated toolkit for subsurface interpretation and reservoir modeling and simulation. Recognizing the benefits of this new tool, Apache Corporation selected Petrel software as its primary reservoir modeling workflow tool. This will enable Apache asset teams to integrate multiple technical disciplines from seismic to simulation in an intuitive and collaborative environment.

•	Progress continues in the uptake of Schlumberger real-time production workflows, where a combination of Schlumberger measurement technology, IT infrastructure and domain expertise is leveraged. In Indonesia, Unocal increased production and identified additional candidate wells using espWatcher* surveillance and control system technology for electrical submersible pumps, combined with the LiftPro* optimization service.

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•	In West Africa, the Wireline CHDT* Cased Hole Dynamics Tester tool, part of the suite of ABC* Analysis Behind Casing technology services, was run on a high-temperature horizontal well. Five pressure points were taken, enabling Total E&P Congo to better understand the pressure distribution profile in their reservoir and revise their completion and development program.

•	In Canada, Schlumberger opened the Global Reservoir Fluids Center. The facility is designed to enhance research and development of applications for production operations, including heavy oil resources. The new state-of-the-art 30,000 sq. ft. center enables Schlumberger to advance its research in reservoir fluids, as well as develop knowledge, equipment and methodologies needed to apply this research to practical operations.

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WesternGeco

First-quarter revenue of $378 million was 14% higher sequentially and 21% higher compared to the same period of last year. Pretax operating income of $64 million increased 48% sequentially and 89% year-on-year.

Sequentially, Land revenue increased mainly in the Middle East reflecting higher conventional activity in Saudi Arabia, Chad, Algeria and Pakistan, and increased Q-Land* activity in Kuwait; partially offset by the completion of a project in Mexico and of a 2D-Transitional project in New Zealand.

Marine revenue increased mainly in Asia with three conventional vessels working at higher prices, full utilization of the Q* vessel Topaz in India and increased activity for the Neptune on the Q Magno survey in Mexico; partially offset by lower activity in Europe.

Multiclient sales increased mainly in North America following the Central Gulf of Mexico lease sale.

Data Processing declined slightly mainly due to seasonally lower activity in West Africa, Europe and North America.

Year-on-year revenue growth was driven by Marine, reflecting strong utilization and pricing, and by Land reflecting four additional crews working in the Middle East. Data Processing also contributed to this improvement with stronger Q processing and higher activity in the Middle East and Asia.

Sequential and year-on-year improvements in pretax income were mainly in Marine, resulting from significantly higher utilization for both Q and conventional seismic, improved pricing and increased Multiclient sales. Land also contributed to the improvement mainly in the Middle East and in Algeria due to higher revenue.

Q-Marine* utilization remained high during the quarter. The conversion of the previously announced fifth Q vessel will be completed in early summer 2005.

The WesternGeco backlog at the end of the first quarter was $668 million, flat sequentially but increasing by almost 40% year-on-year.

Highlights

•	Maersk Oil and Gas awarded WesternGeco a five-month Q-Marine contract for 3D/4D seismic over its producing assets on the Danish Continental Shelf.

•	WesternGeco undertook the first Q-on-Q 4D project ever completed in the Gulf of Mexico.

•	WesternGeco received its largest direct award proprietary depth-imaging project in the Gulf of Mexico. The $7.5 million award was made on the basis of differentiated technology utilizing the latest in Wavefield Extrapolation Migration (WEM) techniques and proven ability to deliver such large projects to quality and time specifications.

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•	WesternGeco received a significant amount of industry pre-commitment to the largest depth-imaging project so far undertaken on its Multiclient library. The project will use the latest WEM technology to add value to existing Gulf of Mexico library data.

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About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 52,000 people of over 140 nationalities working in more than 80 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2004, Schlumberger operating revenue was $11.48 billion. For more information, visit SLB.com.

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*	Mark of Schlumberger

Notes:

Schlumberger will hold a conference call to discuss the above announcement on Tuesday, April 26, 2005, at 9:00 a.m. New York City time (2:00 p.m. London time/3:00 p.m. Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-276-9998 (toll-free) for North America, or +1-612-332-0718 from outside North America, approximately 15 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through May 10, 2005 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 775464.

The conference call will be webcast simultaneously at SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through May 10, 2005 at the above web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at SLB.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com

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